Designated Filer: Warburg Pincus Private Equity IX, L.P.
Issuer & Ticker Symbol: Laredo Petroleum Holdings, Inc. [LPI]
Date of Event Requiring Statement: October 17, 2012

Explanation of Responses:

(1) The stockholder is Warburg Pincus Private Equity IX, L.P., a Delaware limited partnership (“WP IX”, and together with an affiliated partnership, the “WP IX Funds''). The total number of shares of Common Stock of Laredo Petroleum Holdings, Inc., a Delaware corporation (the "Issuer"), owned by the WP IX Funds following the reported transaction is 69,737,464 shares of Common Stock, which includes 3,064,551 shares of Common Stock owned by WP IX Finance LP, a Delaware limited partnership that is the affiliated partnership of WP IX. WP IX Finance LP directly holds 2.38% of the Common Stock outstanding of the Issuer.

(2) Warburg Pincus IX LLC, a New York limited liability company (“WP IX GP''), is the general partner of WP IX. Warburg Pincus Partners LLC, a New York limited liability company (“WP Partners”), is the sole member of WP IX GP. Warburg Pincus & Co., a New York general partnership (“WP''), is the managing member of WP Partners. Warburg Pincus LLC, a New York limited liability company (“WP LLC''), manages the WP IX Funds. Charles R. Kaye and Joseph P. Landy are the Managing General Partners of WP and the Co−Presidents and Managing Members of WP LLC and may be deemed to control the WP IX Funds, WP IX GP, WP Partners, WP and WP LLC (together with Messrs. Kaye and Landy, the “Warburg Pincus Reporting Persons”).

(3) Information with respect to each of the Warburg Pincus Reporting Persons is given solely by such Warburg Pincus Reporting Person, and no Warburg Pincus Reporting Person has responsibility for the accuracy or completeness of information supplied by another Warburg Pincus Reporting Person.

(4) By reason of the provisions of Rule 16a−1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the Warburg Pincus Reporting Persons may be deemed to be beneficial owners of the 69,737,464 shares of Common Stock of the Issuer held by the WP IX Funds. Pursuant to Rule 16a−1(a)(4) of the Exchange Act, each of the Warburg Pincus Reporting Persons, other than the WP IX Funds, herein states that this Form 4 shall not be deemed an admission that it or he is the beneficial owner of any of the shares of Common Stock of the Issuer reported in this Form 4. Each of the Warburg Pincus Reporting Persons disclaims beneficial ownership of the Common Stock of the Issuer, except to the extent it or he has a pecuniary interest in such shares of Common Stock.

Solely for the purposes of Section 16 of the Exchange Act, each of the WP IX Funds, WP IX GP, WP Partners, and WP may be deemed a director−by−deputization by virtue of their contractual right to nominate a representative to serve on the board of directors of the Issuer.